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                                Exhibit 11

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                             Computation of Net Earnings Per Common Share


                              Three Months Ended         Nine Months Ended
                                 September 30,             September 30,
                           ------------------------   ------------------------
                              1999         1998          1999         1998
                           -----------  -----------   -----------  -----------
  EARNINGS
  --------

  Net Earnings             $ 1,662,705  $ 2,355,637   $ 6,579,924  $ 7,478,469
                           ===========  ===========   ===========  ===========
  SHARES
  ------

  Weighted Average Number
   of Common Shares
   Outstanding (See Note)    5,908,312    5,512,901     5,898,529    5,072,119

  Additional Shares
   Assuming Conversion
   of Stock Options             86,098      207,186        86,313      227,956
                           -----------  -----------   -----------  -----------
  Weighted Average
   Common Shares
   Outstanding and
   Equivalents               5,994,410    5,720,087     5,984,842    5,300,075
                           ===========  ===========   ===========  ===========

  Basic Net Earnings
   Per Share               $       .28  $       .43   $      1.12  $      1.47
                           ===========  ===========   ===========  ===========

  Diluted Net Earnings
   Per Share               $       .28  $       .41   $      1.10  $      1.41
                           ===========  ===========   ===========  ===========


    Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.
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